Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of January 1, 2004, by and among Coast Bank of Florida, a banking corporation organized under the laws of the State of Florida (the “Bank”), Coast Financial Holdings, Inc., a Florida corporation (“CFHI”), and Anne V. Lee (the “Employee”), upon the following recitals of fact:

RECITALS

A. Employee is currently employed by the Bank as its Executive Vice President/Retail Banking Manager.

B. The Bank desires to continue the employment of Employee, and Employee desires to continue as an employee of the Bank.

C. Employee may also perform certain services for CFHI and its subsidiaries as a part of her employment by the Bank, and some or all of her compensation may be paid by CFHI and its subsidiaries as otherwise provided in this Agreement. Therefore, CFHI is willing to guarantee all payments which the Bank is obligated to make to Employee pursuant to this Agreement, to the extent permitted by law.

D. The Bank and Employee are entering into this Agreement for the purpose of continuing Employee’s employment upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Bank, the CFHI guaranty, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and Employee agree as follows:

1. Recitals. The Recitals set forth above are true and correct and shall form a part of this Agreement.

2. Employment of Employee. The Bank hereby offers to continue the employment of Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

3. Term of Employment. Employee’s term of employment shall be for a period of two (2) years commencing on January 1, 2004 (the “Commencement Date”) and ending at midnight on December 31, 2005, unless sooner terminated as provided herein. As used in this Agreement, “Term of Employment” shall refer to the period between the Commencement Date and the effective date of Employee’s termination of employment pursuant to this Agreement.

4. Duties of Employee. Employee shall serve as Executive Vice President/Retail Banking Manager of the Bank, and shall report directly to the President of the Bank. Employee’s duties shall be established by the President of the Bank from time to time. Employee may also be requested to perform certain duties for CFHI and its subsidiaries, and to serve as an officer of CFHI. Employee shall at all times faithfully, diligently, and conscientiously perform her duties to the Bank, to CFHI and its subsidiaries. A portion of said duties shall be to increase assets and to generate profits. Employee will devote her entire productive time, ability and attention to the business of the Bank and to CFHI and its subsidiaries throughout her Term of Employment, and shall not directly or indirectly render any services to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors for the Bank (the “Board”). The foregoing sentence, however, shall not be construed to prevent Employee from investing personal assets in a form or manner which does not require any services on the part of Employee, provided such assets are not invested in a business which is in direct competition with the Bank, CFHI or its subsidiaries.

5. Principal Office. Employee will perform her duties from such locations as the Board may determine from time to time; provided, however, Employee’s principal office shall at all times be located in Manatee County, Florida, unless Employee agrees otherwise.

6. Base Compensation. The annual base salary for the first year of Employee’s Term of Employment will be $90,000.00. The annual base salary shall be paid to Employee in accordance with the Bank’s normal payroll practices. The Board shall meet at least annually to evaluate Employee’s performance and to determine Employee’s annual base salary, which shall be established after taking into consideration appropriate criteria including the profitability of the Bank, the services rendered by Employee to the Bank and CFHI, and comparable salaries paid to employees with duties and responsibilities similar to Employee within the community where the Bank has its principal place of business. Because Employee may also render services to CFHI and one or more of its subsidiaries, the Employee’s salary may be paid in part by CFHI and CFHI subsidiaries, as determined in the sole discretion of the Board and CFHI.

7. Performance Bonus. In addition to the annual base salary described in Paragraph 6 above, if the net book value of the stock issued by CFHI is equal to or greater than $9.01 per share as of the last day of the fiscal year, and the Bank meets or exceeds its budgeted net income goal for the fiscal year, Employee shall be entitled to a performance bonus calculated and paid in accordance with Paragraph 8 below.

8. Calculation of Performance Bonus. The annual performance bonus shall be calculated as follows:

(a) If the Bank meets its budgeted net income goal for the fiscal (calendar) year, as set forth in the Board-approved Business Plan in effect as of the first day of that fiscal (calendar) year, Employee shall receive a performance bonus equal to 10% of Employee’s annual base salary in effect as of the first day of such fiscal year.

(b) If the Bank exceeds its budgeted net income goal for the fiscal (calendar) year as set forth in the Board-approved Business Plan in effect as of the first day of the fiscal (calendar) year, the Board may, at its sole discretion, pay a performance bonus greater than the amount specified in Subparagraph 8(a) above.

The performance bonus will be paid to Employee within thirty (30) days following the date the Bank’s accounting firm completes and signs its annual audit for the year in which the performance bonus was earned. If the Bank fails to achieve its budgeted net income goal for any fiscal year, Employee may request the Board to consider payment of a performance bonus, notwithstanding the Bank’s failure to meet the budgeted goal, based upon extenuating circumstances which are beyond the control of Employee. If Employee’s employment is terminated pursuant to Paragraph 10, 16 or 17 below, Employee shall not be entitled to any portion of the performance bonus for the fiscal year in which termination occurs. If Employee’s employment is terminated pursuant to Paragraph 9, 18 or 19 below, and the conditions for payment of a performance bonus have been met, Employee shall be entitled to receive a portion of the performance bonus calculated by multiplying the full performance bonus by a fraction, the numerator of which shall be the number of full months during the fiscal year that Employee was employed and the denominator of which shall be twelve (12) months.

9. Disability of Employee. If Employee is unable to perform her duties pursuant to this Agreement by reason of illness or incapacity for a period of three (3) consecutive months (a “Temporary Disability”), and all sick days, vacation days, and other paid absences have been exhausted, Employee’s base salary will be reduced by 50% until she is able to return to full-time employment. Except for the reduction of base salary, Employee shall be entitled to receive the full benefits provided for in this Agreement during Employee’s Temporary Disability. Employee’s employment will be automatically terminated if Employee is unable to perform her duties pursuant to this Agreement by reason of illness or incapacity for a period of more than six (6) consecutive months, or for six (6) months during any 12-month period (a “Permanent Disability”). In the event of a Permanent Disability, Employee shall receive her full base salary and benefits for an additional six (6) months following the date employee is determined to be Permanently Disabled. Notwithstanding the foregoing, if the Bank provides a disability insurance policy to Employee which provides a qualification period for Permanent Disability which is less than six (6) months, Employee shall be deemed Permanently Disabled as of the date determined in accordance with the policy. Compensation paid to Employee during any period of Temporary or Permanent Disability shall be reduced by workers’ compensation benefits and disability benefits received by Employee pursuant to a disability policy purchased by the Bank. Base salary and other benefits due Employee during a period of disability shall be paid in the same manner as otherwise provided in this Agreement. The term disability, as used in this Paragraph, shall mean that Employee is unable to perform her duties on a substantially full-time basis, as determined by the Board after taking into account such medical certifications as the Board may require; provided, however, if the Bank has purchased a disability policy for Employee, the term “Disability” shall be defined in the same manner as used in the policy.

10. Death of Employee. The employment of Employee shall automatically terminate upon the death of Employee, as of the date of death.

11. Business Expenses of Employee. All ordinary and necessary business expenses reasonably incurred by Employee in promoting the Bank, including expenditures for entertainment, seminars, speeches, meetings, and travel, are to be paid for, in so far as possible, by the use of a credit card in the name of the Bank. The Bank will furnish Employee with a credit card for this purpose. Any such reasonable business expenses that cannot be charged on a credit card may be paid for by Employee, who will later be reimbursed by the Bank. Employee will keep reasonable records and receipts for all business expenses, whether paid for by the use of a credit card or directly by Employee, as required by the Bank and/or Department of Treasury policies.

12. Vacations. The amount of Employee’s paid vacation time will be determined annually by the Board, provided Employee’s annual vacation time shall never be less than four (4) weeks. Employee shall be entitled to take her vacation at such times as Employee may determine, in her sole discretion, provided the time of such vacation does not substantially impair Employee’s ability to perform her duties pursuant to this Agreement or as otherwise directed by the Board. Employee will not be entitled to accrue unused vacation time. At the end of Employee’s Term of Employment, the Bank will pay Employee for all of her unused vacation time calculated on a pro rata basis.

13. Additional Benefits. The Employee will have the following additional benefits:

(a) The Employee shall be entitled to full family medical and dental insurance benefits in accordance with the terms of group health insurance plans made available to Bank employees from time to time, with all premiums for such insurance paid by the Bank. In the event of termination of employment, the Employee may timely submit claims for benefits as provided by the terms of such plans.

(b) The Bank maintains a 401(k) plan. The Employee shall receive such matching contributions to the Employee’s account in that plan or into the Employee’s account in any other 401(k) plan subsequently created by CFHI or any of its subsidiaries, as may be approved pursuant to the terms of such plans. All rights of the Employee to funds in her 401(k) account shall be determined by the terms of any applicable 401(k) plan and by any applicable laws or regulations.

(c) Employee shall have the right to participate in any stock option plan adopted by the Board from time to time.

14. Automobile Allowance. Employee shall be entitled to an automobile allowance in the amount of $400.00 per month which will be paid by the Bank, at the Employee’s discretion, either directly to the entity financing Employee’s automobile or to the Employee. In the event of termination of employment, the Employee’s automobile allowance shall be paid for the entire month in which termination takes place, even though Employee may have worked only a partial month.

15. Memberships. The Bank may pay for Employee’s memberships in those organizations or clubs as may be approved by the Board. In the event of termination of employment, Employee’s membership shall be paid for the entire month in which termination takes place, even though Employee may have worked only a partial month.

16. Termination for Good Cause. If Employee (a) is charged with committing a felony; (b) is charged with driving under the influence or a misdemeanor drug offense; (c) is convicted of or pleads no contest to a misdemeanor; (d) is required to be removed as an officer of either the Bank or CFHI by any regulatory authority; or (e) willfully breaches or habitually neglects her duties to the Bank as specified in this Agreement, the Bank may terminate this Agreement by giving written notice of termination to Employee. The written notice shall specify with particularity the actions or inactions constituting good cause to terminate Employee, and shall specify a date when the termination shall become effective, which date shall be no less than sixty (60) days following the date of the notice. Employee may be relieved of all duties between the date of the notice and the date termination is to become effective, at the sole option of the Bank. Employee will be entitled to receive her full base salary and other benefits pursuant to this Agreement until the date termination becomes effective, unless Employee commences other full-time employment prior to such date, in which event Employee’s base salary and benefits shall end on the date such other employment commences. After the date termination becomes effective, the Bank will have no further obligations to Employee except as expressly provided in this Agreement.

17. Termination by Employee. Employee may terminate this Agreement at any time upon sixty (60) days prior written notice to the Bank. In such event, both parties will continue to fulfill their respective obligations and responsibilities pursuant to this Agreement until the effective date of the termination specified in the notice; provided, however, the Bank shall have the right to relieve Employee of some or all of her duties prior to the effective date of termination, at the sole option of the Bank. After the date termination becomes effective, neither party will have any further obligations to the other except as expressly provided in this Agreement.

18. Termination by Bank Without Cause. The Bank may terminate this Agreement at any time without cause upon delivery of written notice of termination to Employee. In such event, Employee will continue to receive her full base salary and other benefits pursuant to this Agreement for a period of one (1) year following the date of termination, unless Employee commences other full-time employment within such one (1) year period, in which event Employee’s base salary and benefits shall end on the date such other employment commences. Employee shall have no obligation to seek or accept other employment during such one (1) year period. Employee’s obligation to perform her duties shall end as of the date of termination except such transitional duties as the Board may reasonably request Employee to perform within a period of sixty (60) days following the date of termination.

19. Termination Upon Change of Control of the Bank.

(a) For purposes of this Paragraph, a “Change of Control” is deemed to have occurred if:

(1) any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than James K. Toomey, his immediate family members (which shall include Mr. Toomey’s wife, children, and parents of each of Mr. Toomey and his wife), or any of their respective affiliates (“Toomey Affiliates”), is or becomes, directly or indirectly, the “beneficial owner” (as defined by Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of CFHI entitled to vote generally in the election of Directors (“Voting Securities”); provided, however, that any acquisition by the following will not constitute a Change of Control:

(i)	CFHI or any of its subsidiaries,

(ii)	any of the Toomey Affiliates,

(iii)	any employee benefit plan (or related trust) of CFHI or its subsidiaries, or

(iv)	any corporation, bank, or other financial institution with respect to which, following such acquisition, more than 50% of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the individuals or entities who were the beneficial owners of the Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition of the Voting Securities; or

(2) as a result of a tender offer or exchange offer for the purchase of securities of CFHI, the offerees acquire the direct or indirect power to exercise voting control over 50% or more of the Voting Securities; or

(3) as a result of a tender offer or exchange offer for the purchase of securities of CFHI (other than such an offer by CFHI for its own securities), or as a result of a proxy contest, merger, consolidation, or sale of assets, or as a result of a combination of the foregoing, during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board, plus any new Directors of CFHI whose election or nomination for election by CFHI’s stockholders was or is approved by a vote of at least two-thirds of the Directors of CFHI then still in office who either were Directors of CFHI at the beginning of such two year period or whose election or nomination for election was previously so approved (but excluding for this purpose, any individual whose initial assumption of office was or is in connection with the actual or threatened election contest relating to the election of Directors of CFHI (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act)), cease for any reason during such two year period to constitute at least two-thirds of the members of the Board; or

(4) the stockholders of CFHI approve a reorganization, merger, consolidation, or other combination, with or into any other corporation or entity regardless of which entity is the survivor, other than a reorganization, merger, consolidation, or other combination, which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities or of the voting securities of the surviving entity outstanding immediately after such reorganization, merger, consolidation, or other combination; or

(5) the stockholders of CFHI approve a plan of liquidation or winding-up of CFHI or an agreement for the sale or disposition by CFHI of all or substantially all of CFHI’s assets, or any distribution to security holders of assets of CFHI having a value equal to 30% or more of the total value of all assets of CFHI.

(b) For purposes of this Paragraph, the effective date for a Change of Control (the “Change of Control Date”) will be determined as follows;

(1) with respect to any acquisition referred to in Section (a)(1) above, the date on which the acquisition of such percentage shall have been completed;

(2) with respect to a tender offer or exchange offer, the date of the purchase described in Section (a)(2) above;

(3) with respect to a change in the composition of the Board of Directors described in Section (a)(3) above, the date on which such change is adopted or is otherwise effective, whichever first occurs; or

(4) with respect to any stockholder approval described in Section (a)(4) above or Section (a)(5) above, the date of such approval.

(c) Upon the occurrence of a Change of Control, Employee shall have the right, in Employee’s sole discretion, for a period of 60 days following the Change of Control Date, to terminate Employee’s employment with the Bank, either with or without advance notice of termination to the Bank; provided, however, that if advance notice of termination is given pursuant to this provision, the date of termination must occur within 60 days following the Change of Control Date. If Employee wishes to exercise this right of termination following a Change of Control, Employee also must terminate any employment during such 60-day period with CFHI and CFHI subsidiaries where Employee may be employed in addition to the Bank. If Employee exercises this right of termination, Employee shall be paid, in a lump sum, an amount of severance pay equivalent to 1.5 times Employee’s annual salary as of the Change of Control Date. The payment shall be treated as a form of employee compensation by the Bank, and payroll taxes shall be withheld from the payment as if the payment were salary paid to Employee. The payment shall be deemed to be fully earned by Employee upon receipt, and future earnings by Employee will not be offset against the payment.

20. Restrictive Covenants.

(a) The Bank is a community bank with offices in Manatee County, Florida. Although it was recently established, it has developed good will, substantial customer and prospective customer relationships, and Confidential Information, all of which are legitimate business interests worthy of protection. The Employee acknowledges that the Bank’s legitimate business interests justify the protective covenants set forth in this Paragraph 20, and that each of the restraints set forth in this Paragraph are reasonably necessary to protect the Bank’s legitimate business interests. These protective covenants are specifically designed to permit Employee to work outside of Manatee County and contiguous counties while restricting Employee’s ability to do any banking work inside the county or contiguous counties which would or might cause competitive injury to the Bank’s goodwill and customer relationships, or compromise trade secrets or confidential information, within a reasonable period of time following a voluntary termination of employment by Employee. Employee acknowledges that the protective covenants will not prevent her from obtaining employment in the banking industry outside of the protected area. Employee further agrees that the protective covenants are neither over broad nor overlong, or otherwise inappropriate. Employee acknowledges receiving an opportunity to review these covenants with counsel, that these covenants were the result of negotiations between the parties, and that Employee desires to be bound by the covenants in order to receive the benefits and advantages associated with execution of this Agreement.

(b) If Employee terminates this Agreement pursuant to the provisions of Paragraph 17 or Paragraph 19 above, Employee agrees that for a period of one (1) year following the effective date of such termination, Employee will not directly or indirectly engage in any business or business venture in Manatee, Sarasota, Desoto, Hardee, Hillsborough and Pinellas Counties which is competitive to the business of the Bank. Engaging in a competitive business shall include, but is not limited to, being employed by, contracting with, working for, providing services to, or assisting in any manner as an owner, partner, agent, consultant, independent contractor, or employee of any person, firm or corporation engaged in such business. In the event of a breach or threatened breach of the restrictions set forth in this Subparagraph, the Bank shall be entitled to injunctive relief restraining said breach or threatened breach, it being acknowledged and agreed that monetary damages resulting from such breach or threatened breach are not capable of being calculated with any reasonable degree of certainty. This provision shall not, however, be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. This covenant on the part of Employee shall be construed as an agreement independent of any other provision of this Agreement. Venue for the enforcement of this covenant shall be in Manatee County, Florida. Notwithstanding anything to the contrary set forth in this Subparagraph, this covenant shall not apply if Employee is terminated by the Bank pursuant to either Paragraph 16 or Paragraph 18 above, if Employee’s employment is terminated as a result of Employee’s disability pursuant to Paragraph 9 above, or Employee’s employment is not continued beyond the initial two (2) year Term of Employment described in Paragraph 3 above.

(c) Confidential Information. During the course of her employment, Employee will acquire certain confidential and proprietary information concerning the manner, means and methods used by the Bank, CFHI, and its subsidiaries to conduct their respective businesses. Employee agrees that such confidential information is the sole and exclusive property of the Bank, CFHI, and its subsidiaries, and that she will not disclose any such information to any third parties, either directly or indirectly, or use such confidential information in any manner which is detrimental to the best interests of the Bank, CFHI, or its subsidiaries. In the event of a breach or threatened breach of the restrictions set forth in this Subparagraph, the Bank and CFHI shall be entitled to injunctive relief restraining said breach or threatened breach, it being acknowledged and agreed that monetary damages resulting from such breach or threatened breach are not capable of being calculated with any reasonable degree of certainty. As used herein, the term “Confidential Information” shall include, without limitation, marketing plans and techniques, customer lists, prospect lists, pricing data, computer operating systems, databases, computer software, financial information, notations, memoranda, compilations, summaries, correspondence, business techniques, management information systems, leases, employment information, contractual arrangements, reports of consultants, financial projections, financial models, and any other documentation created, developed, or used by the Bank, CFHI, or its subsidiaries to conduct their respective businesses. The term Confidential Information shall not include information which was or becomes generally available to the public other than as a result of a disclosure by Employee. The restrictions set forth in this Subparagraph are specifically intended to survive termination of Employee’s employment.

21. Employee Policies. The Bank recognizes that Employee’s position and duties are unique, and differ substantially from any other employee of the Bank. As a result, the employee policies of the Bank will not generally be applicable to Employee unless expressly provided by the Board. If a conflict arises between the employee policies of the Bank and this Agreement, the provisions of this Agreement will control. Notwithstanding the foregoing, it is expressly agreed by the parties that the Bank’s policies, as they exist from time to time, regarding Equal Employment Opportunity and Sexual Harassment shall at all times be applicable to Employee.

22. Indemnification of Employee. Employee shall be indemnified by the Bank for claims asserted against Employee as provided in Section 607.0850 of the Florida Statutes or pursuant to an indemnification resolution adopted by the Board, whichever provides greater protection to the Employee. The Bank hereby exercises its power to indemnify Employee in accordance with Section 607.0850, and shall not revoke the exercise of such power without the prior written consent of Employee. The indemnification provided by this Paragraph shall expressly survive the termination of Employee’s employment by the Bank.

23. CFHI Guarantee. CFHI hereby guarantees all payments due Employee in accordance with the terms and conditions of this Agreement.

24. Keyman Life Insurance. Employee agrees that the Bank may, at any time during the Term of Employment, apply for and purchase in the Bank’s name and at the Bank’s expense a life insurance policy insuring the life of Employee in an amount to be determined by the Bank, in its sole discretion. Employee agrees to cooperate with the Bank in obtaining such insurance by executing all necessary documents including applications and health insurance questionnaires, and submitting to medical examinations as may be reasonably required by the insurer. The life insurance described in this Paragraph shall be solely for the benefit of the Bank, and Employee shall have no interest, right, or claim to such insurance.

25. Compliance with Laws and Regulations. Employee warrants that she will comply with all applicable laws and regulations governing the licensing of the Bank to conduct a general commercial banking business in the State of Florida. Employee will cooperate with the Bank in satisfying any and all requirements necessary for the Bank to maintain its licensure and status as a commercial bank under the laws of the State of Florida.

26. Notices. All notices required or permitted to be give pursuant to this Agreement shall be given by hand delivery, certified mail, or overnight courier service to the following addresses or such other addresses as either of the parties may subsequently designate in writing by notice to the other:

Bank or CFHI:	Coast Bank of Florida
c/o Chairman of the Board
2412 Cortez Road W
Bradenton, FL 34207

Employee:	Anne V. Lee
c/o Coast Bank of Florida
6205 Cortez Road W
Bradenton, FL 34210

27. Authority of the Bank. The undersigned, as President of the Bank, warrants and represents that all requisite corporate action has been taken by the Bank to approve this Agreement, that he has the full authority to execute this Agreement on behalf of the Bank, and that the Bank shall be fully bound by the terms and conditions set forth herein.

28. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

29. Attorney’s Fees and Court Costs. Should any litigation arise among the parties to construe or enforce this Agreement, the prevailing party shall be entitled to recover from the other party or parties all reasonable costs and expenses incurred in such litigation, including reasonable attorney’s fees and costs of appeal.

30. WAIVER OF JURY TRIAL. AS A MATERIAL INDUCEMENT TO THE BANK AND CFHI TO ENTER INTO THIS AGREEMENT, THE PARTIES MUTUALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING IN ANY MANNER TO THIS AGREEMENT, SPECIFICALLY INCLUDING ACTIONS TO ENFORCE OR INTERPRET THE RESTRICTIVE COVENANTS SET FORTH IN PARAGRAPH 20 OF THIS AGREEMENT.

31. Entire Agreement. This Agreement constitutes the complete understanding of the parties regarding the subject matter hereof, and all promises, representations, warranties, and agreements regarding the subject matter of this Agreement, and inducements to the making of this Agreement which may have been relied upon by either party, have been fully expressed in this Agreement. That certain Protective Covenant and Change of Control Agreement between Bank and Employee dated April 11, 2003, is hereby terminated in all respects.

32. Modifications in Writing. Any modification to this Agreement shall not be valid or enforceable unless in writing and signed by all of the parties hereto. It is expressly agreed that this Agreement shall not be modified orally, by course of dealing, or by implied agreement.

33. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Bank and CFHI and their respective successors and assigns.

34. Severability. If any paragraph, subparagraph, or provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby unless the overall intent and purpose of this Agreement is destroyed by such invalidity or unenforceability.

35. Headings. The headings to the paragraphs contained in this Agreement are for convenience only, and are not intended to limit, restrict or otherwise modify the substance of the Agreement.

WHEREFORE, Employee, the Bank, and CFHI have executed or caused the execution of this Agreement as of the day and year first above written.

COAST BANK OF FLORIDA

/s/ Anne V. Lee			By:	/s/ Brian P. Peters
Anne V. Lee				Brian P. Peters

COAST FINANCIAL HOLDINGS, INC.

By:	/s/ Brian P. Peters
	Its:	President and CEO